SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): July 7, 1995


                        COEUR D'ALENE MINES CORPORATION
- ------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


         Idaho                        1-8641                   82-0109423
- ----------------------------       ------------               --------------
(State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)            File Number)               Identification
                                                              Number)

         400 Coeur d'Alene Mines Bldg.
         505 Front Avenue
        Coeur d'Alene, Idaho                     83814
 ----------------------------------------      -----------
 (Address of principal executive offices)      (zip code)


Registrant's telephone number, including area code: (208) 667-3511


                           Not Applicable
- ------------------------------------------------------------------------------
   (Former name or former address, if changed since last report)

Item 5.  Other Events.

          On July 7, 1995, Coeur d'Alene Mines Corporation (the "Company"), through its wholly-owned subsidiary, Coeur Alaska, Inc. ("Coeur Alaska"), acquired the undivided 50% ownership interest in the Kensington Venture from Echo Bay Alaska, Inc. and Echo Bay Exploration, Inc. (collectively, the "Sellers"), which are wholly-owned subsidiaries of Echo Bay Mines Ltd. ("Echo Bay"), as a result of which the Company assumed full ownership and operating control of the Venture, which is developing the Kensington gold mining property located in Juneau, Alaska. The transaction was effected pursuant to the Venture Termination and Asset Purchase Agreement among Coeur Alaska and the Sellers, dated as of June 30, 1995 (the "Agreement"), a copy of which is filed as an exhibit to this report and is incorporated herein by reference.

          Pursuant to the Agreement, Coeur Alaska paid to the Sellers a total of $32.5 million and, pursuant to the Royalty Deed set forth as Exhibit C to the Agreement, Coeur Alaska agreed to pay Echo Bay Exploration, Inc. a scaled net returns royalty on one million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction expenditures incurred after July 7, 1995, in connection with placing the property into commercial production.

          Performance by Coeur Alaska of its obligations under the Agreement is guaranteed by the Company and performance of the obligations of the Sellers under the Agreement is guaranteed by Echo Bay.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits.  The following exhibit is filed herewith:


          10 Venture Termination and Asset Purchase Agreement, dated as of June 30, 1995, among Coeur Alaska, Inc., Echo Bay Alaska, Inc. and Echo Bay Exploration, Inc.

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
                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  COEUR D'ALENE MINES CORPORATION
                                  (Registrant)


Dated: July 12, 1995              By:/s/DENNIS E. WHEELER
                                  -----------------------
                                     Dennis E. Wheeler
                                     Chairman, President and
                                       Chief Executive Officer

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